    EXHIBIT 10.6

Form of Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the ____ day of ________, 2009 (the “Effective Date”), by and between Michigan Commerce Bancorp Limited, a Michigan corporation (the “Company”) and [_________________] (the “Executive”).

Background

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive.  The Company and the Executive desire to enter into this Agreement to state the terms and conditions of such employment relationship in its entirety.  This Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement for the Employment Period.  The “Employment Period” shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, unless the employment of the Executive is terminated earlier in accordance with Section 3.

2. Terms of Employment.

(a)   Position and Duties.

(i)   During the Employment Period, the Executive shall serve as the [______________________] of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s positions as [__________________________] of the Company, and shall have such duties and responsibilities as are assigned to him by the Board.  The Executive agrees to serve as a member of the Board of Directors of the Company, [and as the [__________] of the Board of Directors of the Company,] if elected to serve in those positions during the Employment Period.

(ii)   During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by Michigan Commerce Bancorp Limited or any of its subsidiaries or affiliates,

(B) serve on corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational  institutions and (D) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)   Compensation.

(i)   Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to ________________ Dollars ($________), which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase (unless otherwise agreed to by the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

(ii)   Annual Bonus.  In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Omnibus Incentive and Equity Plan (“EIP”) (or any successor plan thereof), as determined by the Compensation Committee of the Board.  Each such Annual Bonus awarded to the Executive shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii)   Long-Term Incentive Compensation.  During the Employment Period, the Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and the Compensation Committee’s views.  During each fiscal year during the Employment Period, the Executive shall receive an annual award with a target award value (which value shall be as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company) of not less than [________] times the Executive’s Base Salary as expected to be in effect at the end of such fiscal year; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company.  The preceding sentence shall not limit any power or discretion of the Board or the Compensation Committee in the administration of any such long-term incentive plan.  The Compensation Committee may increase the award value of any award made in respect of any such fiscal year in its discretion.  The actual benefits conveyed to the Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

(iv)   Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company.

(v)   Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vi)   Perquisites, Support Staff.  During the Employment Period, the Executive shall be entitled to receive such perquisites and support as are generally provided to other senior executive officers of the Company, in accordance with the then current policies of the Company.

(vii)   Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company.

(c)   Recoupment of Unearned Incentive Compensation. If the Board of Directors of the Company, or an appropriate committee thereof, determines that any fraud, negligence, or intentional misconduct by the Executive is a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board of Directors or committee may require reimbursement of any bonus or incentive compensation paid to the Executive if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Executive engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

3. Termination of Employment.

(a)   Early Termination of the Employment Period.  Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason.  If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, he shall resign from any and all positions he holds with the Company and any of its subsidiaries and affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)   Benefits Payable Under Termination.

(i)   In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)   In the event of the Executive’s Termination for Cause, the Executive shall be provided the Unconditional Entitlements.

(iii)   In the event of a Termination for Good Reason or the exercise by the Company of its Termination Rights, the Executive shall be provided the Unconditional Entitlements and the Company shall provide the Executive the Conditional Benefits.

(c)   Unconditional Entitlements.  For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(b) are as follows:

(i)   Earned Amounts.  The Earned Compensation shall be paid within  thirty (30) days following the termination of the Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than 90 days following his termination of employment.

(ii)   Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.  Notwithstanding the immediately preceding sentence, the Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.

(iii)   Indemnities.  Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)   Medical Coverage.  The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies.  The Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Section 3(c)(iv), provided that the Executive timely complies with the conditions to continue such coverage.  The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive.

(v)   Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by him prior to the termination of his employment.

(vi)   Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock options and/or other granted to him by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Executive’s employment terminated.

(d)   Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)   Severance Amount. The Company shall pay the Executive a lump sum amount equal to the Severance Amount.  The Severance Amount shall be paid on the date that is six (6) months and one day after the Termination Date (or upon the Executive’s death, if earlier).

(ii)   Stock Options.  All of the Executive’s stock options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if the Executive had remained employed under this Agreement through the Scheduled Expiration Date.  Once exercisable, all stock options shall remain exercisable until the stock option termination date.  All of the Executive’s stock options that were vested and exercisable at the Termination Date shall remain exercisable until the expiration date of such stock options.  Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(iii)   Equity Awards. Any restrictive stock or other equity award subject to vesting shall continue to vest in accordance with the terms of the Original Award Documents, regardless of the Executive’s termination of employment.  Except as otherwise expressly provided herein, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.

(iv)   Pro-Rated Current Year Bonus. A pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the Termination Date.  Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of the Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(v)   Additional Distribution Rules in Respect of Conditional Benefits.  The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Sections 3(d)(i) and (iv):

(A)   It is intended that each installment of the payments and benefits provided under Sections 3(d)(i) and (iv) shall be treated as a separate “payment” for purposes of Section 409A of the Code (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B)   Each installment of the payments and benefits due under Sections 3(d)(i) and (iv) that would, absent this subsection, be paid within the six (6) month period following the Executive’s “separation from service” (within the meaning of Section 409A of the Code and as provided in Section 3(g) hereof) from the Company shall not be paid until the date that is six (6) months and one day after such after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six (6) month period and paid in a lump sum on the date that is six (6) months and one day following the Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide an a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year of the Executive’s in which the separation from service occurs.)  Any subsequent installments that would be payable more than six (6) months following the Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e)   Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)   “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)   “Change in Control” means the first occurrence of:

(A)   any Person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange

Act”)), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company’s securities;

(B)   within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purposes of this subclause 3(e)(ii)(A);

(C)   the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

(D)   the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

(E)   the occurrence of any other event occurs which the Board declares to be a Change in Control.

(iii)   “Code” means the Internal Revenue Code of 1986, as amended.

(iv)   “Earned Compensation” means the sum of (a) any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred) and (b) if the Executive’s employment terminates due to the Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the Annual Bonus payable for services rendered in that fiscal year has been paid, the Annual Bonus that would have been payable to the Executive for such completed fiscal year in accordance with Section 3(b).

(v)   “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(vi)   “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to and the plan governing, such restricted stock or other equity award, each as in effect on the Termination Date.

(vii)   “Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (1) the Company or any of its Affiliates, or (2) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any of its Affiliates.

(viii)   “Scheduled Expiration Date” means _____________________, 2012 [or evergreen formula date].

(ix)   “Severance Amount” means an amount equal to the aggregate Annual Base Salary which would have been earned by the Executive under this Agreement (including any scheduled increase therein) for the period commencing on the day after the Termination Date and ending on the Scheduled Expiration Date.

(x)   “Termination for Cause” means a termination of the Executive’s employment by the Company due to the Executive’s (i) gross negligence, (ii) gross misconduct, (iii) willful nonfeasance or (iv) willful material breach of this Agreement, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause if not curable); or (B) upon twenty (20) business days notice from the Company, if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause); provided that the Company shall not be entitled to terminate the Executive’s employment for Cause, if the Executive has, within five (5) business days after the date notice in accordance with subclause (B) has been given personally to the Executive or otherwise has been received by the Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within twenty (20) business days following the date such notice was received.

(xi)   “Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (ii) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

(xii)   “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six (6) consecutive months or (ii) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12) month period.  Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld.  The Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xiii)   “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of the Executive’s compensation rights hereunder (that is, the Annual Base Salary or target long-term incentive award specified in Section 2(b)(iii)), it being understood that the failure of the Executive to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights, but a failure to effect a scheduled increase in the Annual Base Salary would be a reduction in such compensation rights; (ii) the removal of him by the Company from the position of_______________________________; (iii) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (iv) the assignment to the Executive of duties that are materially inconsistent with his position or duties or that materially impair the Executive’s ability function as __________________ or any other position in which he is then serving; (v) the relocation of the Executive’s principal office to a location that is more than 50 miles outside of Lansing, Michigan; or (vi) a material breach of any material provision of this Agreement by the Company.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (B) unless the Executive shall have delivered a written notice to the Board of Directors within three (3) months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within thirty (30) days of the receipt of such notice.

(xiv)   “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever.  For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of the its Termination Right.

(xv)   “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xvi)   “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(f)   Conflict with Plans.  As permitted under the terms of the applicable Plans, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan).

(g)   Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent.  Notwithstanding anything else contained herein to the contrary, any payment required to be made to the Executive hereunder upon his termination of employment (including any payment to this Section 3) shall be made promptly after the six (6) month anniversary of the Executive’s date of termination to the extent necessary to avoid imposition on the Executive of any tax penalty imposed under Section 409A of the Code.  Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(b) or 5) or otherwise in connection with his termination of employment with the Company.  The Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty six (36) months.  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).  To the extent that the Company and the Executive determine that any provision of this Agreement could reasonably be expected to result in the Executive being subject to the payment of interest or additional tax under Section 409A, the Company and the Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. Executive Remedy. The Executive shall be under no obligation to seek other employment or other engagement of his services.  The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of his employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5. Additional Payments Following a Change in Control.

(a)   If, during the Employment Period, the Company shall terminate the Executive’s employment other than due to the Executive’s death, a Termination for Cause, a

Termination due to Disability or if the Executive shall terminate employment for Good Reason within two (2) years after a Change of Control:

(i)   the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the aggregate of the following amounts:

(A)   the Unconditional Entitlements; and

(B)   the amount equal to the product of three (3) times the sum of (x) the Executive’s Annual Base Salary, and (y) the greater of the target bonus for the then current fiscal year under the Company’s EIP or any successor annual bonus plan and the average annual bonus paid to or for the benefit of the Executive for the prior three (3) full years (or any shorter period during which the Executive has been employed by the Company).

(ii)   the Company shall provide the Executive the Conditional Benefits.

(b)   In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order:  (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable excise tax, until the amount of the remaining Aggregate Payment is one dollar less than the amount that would constitute as a parachute payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 5 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control.  The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (v) the Executive.

(c)   The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

6. Confidentiality.

(a)   Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.  The Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)).   The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by  the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)   Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under his control, except that the Executive may retain his personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature.

7. Successors.

(a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Miscellaneous.

(a)   This Agreement shall be construed in accordance with, and governed by, the laws of the State of Michigan, without regard to the conflicts of law rules of such state. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Michigan or any federal court with subject matter jurisdiction located in the Western District of Michigan (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than such courts.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:               [________________]
[________________]
[________________]

If to the Company:               Michigan Commerce Bancorp Limited
222 North Washington Square, Suite One
Lansing, Michigan  48933
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)   The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)   The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the executive to terminate employment for Good Reason shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(f)   This Agreement, and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

Signatures on the Following Page

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive: ___________________________ [__________________]	The Company: Michigan Commerce Bancorp Limited By: ___________________________ Name: _________________________ Title: __________________________

Signature Page to Employment Agreement